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                                                                   Exhibit 10.59

                                    GUARANTY

        THIS GUARANTY, dated as of September 30, 1998, is executed by LAM RESEARCH CORPORATION, a Delaware corporation ("Guarantor"), in favor of ABN AMRO BANK N.V., acting as agent (in such capacity, and each successor thereto in such capacity, "Agent") for the financial institutions which are from time to time parties to the Loan Agreement referred to in Recital A below (collectively, "Lenders").

                                    RECITALS

        A. Pursuant to a Loan Agreement dated as of September 30, 1998 (as amended from time to time, the "Borrower Loan Agreement"), among Lam Research Co., Ltd., a Japanese limited liability stock company ("Borrower"), the Lenders and Agent, the Lenders have agreed to extend a certain credit facility to Borrower upon the terms and subject to the conditions set forth therein. Borrower is a wholly-owned Subsidiary of Guarantor.

        B. The Lenders' obligations to extend the credit facility to Borrower under the Borrower Loan Agreement are subject, among other conditions, to receipt by Agent of this Guaranty, duly executed by Guarantor.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees with Agent, for the ratable benefit of the Lenders and Agent, as follows:


        1. DEFINITIONS AND INTERPRETATION.

           (a) Definitions. When used in this Guaranty, the following terms shall have the following respective meanings:

                "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person's officers, directors, joint venturers and partners; provided, however, that in no case shall Agent or any Lender be deemed to be an Affiliate of Guarantor or any of its Subsidiaries for purposes of this Guaranty. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its



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        management or policies, whether through the ownership of voting securities, by contract or otherwise.

                "Agent" shall have the meaning given to that term in the introductory paragraph hereof.

                "Base Rate" shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%). ("Federal Funds Rate" shall mean, for any day, the rate per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor publication, "H.15
        (519)") for such day opposite the caption "Federal Funds (Effective)". "Prime Rate" shall mean the per annum rate publicly announced by ABN AMRO Bank N.V. from time to time at its Chicago, Illinois office. The Prime Rate is determined by ABN AMRO Bank N.V. from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by ABN AMRO Bank N.V. at any given time for any particular class of customers or credit extensions. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.)

                "Borrower" shall have the meaning given to that term in Recital A hereof.

                "Borrower Loan Agreement" shall have the meaning given to that term in Recital A hereof.

                "Borrower Loan Documents" shall mean and include the Borrower Loan Agreement, this Guaranty and all other documents, instruments and agreements delivered by Borrower, Guarantor or any Subsidiary of Guarantor in connection with the Borrower Loan Agreement.

                "Business Day" shall mean any day on which commercial banks are not authorized or required to close in San Francisco, California, New York, New York or Tokyo.

                "Capital Asset" shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person's balance sheet.

                "Capital Expenditures" shall mean, with respect to any Person and any period, all amounts expended and indebtedness incurred or assumed by such Person during such period for the acquisition of Capital Assets (including all amounts expended and indebtedness incurred or assumed in connection with Capital Leases).



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                "Capital Leases" shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.




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                "Change of Control" shall mean (a) the acquisition of beneficial ownership by any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of a direct or indirect interest in more than thirty-three percent (33%) of the voting power of the then outstanding capital stock of the Guarantor; or
        (b) a merger or consolidation of the Guarantor with any other Person or the merger of any other Person into the Guarantor or any other transaction, as a result of which the stockholders of the Guarantor immediately prior to such transaction own, in the aggregate, less than a majority of the voting power of the outstanding capital stock of the surviving or resulting entity; or (c) the first day on which a majority of the members of the Board of Directors of the Guarantor are not Continuing Directors. A "Continuing Director" shall mean any director of the Board of Directors of the Guarantor who is either (i) a member of such Board of Directors on the date of this Agreement or (ii) nominated or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or elections.

                "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                "Compliance Certificate" shall have the meaning given to that term in Subparagraph 4(a) hereof.

                "Contingent Obligation" shall mean, with respect to any Person, without duplication, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any letters of credit, acceptances, bank guaranties, surety bonds or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) as a partner or joint venturer in any partnership or joint venture, or (iii) incurred pursuant to any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof.

                "Contractual Obligation" of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

                "Debt Service Coverage Ratio" shall mean, with respect to any Person for any fiscal quarter, the ratio, determined on a consolidated basis in accordance with

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        GAAP where applicable, of;

                        (a) The EBITDAR of such Person and its Subsidiaries for
                such quarter;

                                       to

                        (b) The sum of (i) all Interest Expenses of such Person
                and its Subsidiaries for such quarter, (ii) all rental expenses for such Person and its Subsidiaries for such quarter, and (iii) one-fourth of all principal payments on Indebtedness for borrowed money of such Person and its Subsidiaries scheduled for payment during the four quarters immediately succeeding the quarter for which EBITDAR is calculated pursuant to clause (a).

                "Default" shall have the meaning given to that term in the Borrower Loan Agreement.

                "Disallowed Post-Commencement Interest and Expenses" shall mean interest computed at the rate provided in the Borrower Loan Agreement and claims for reimbursement, costs, expenses or indemnities under the terms of any of the Borrower Loan Documents accruing or claimed at any time after the commencement of any Insolvency Proceeding, if the claim for such interest, reimbursement, costs, expenses or indemnities is not allowable, allowed or enforceable against Borrower in such Insolvency Proceeding.

                "Dollar Equivalent" shall mean , as to any amount denominated in Yen as of any date of determination, the equivalent amount in Dollars as determined by Agent on the basis of the Telegraphic Transfer Mid Rate quoted by Bank of Tokyo Mitsubishi at or about 10:00 a.m. (Tokyo time) on such date.

                "Dollars" and "$" shall mean the lawful currency of the United States of America and, in relation to any payment under this Guaranty, same day or immediately available funds.

                "EBITDAR" shall mean, with respect to any Person for any period, the sum of the following, determined on a consolidated basis in accordance with GAAP where applicable:

                        (a) The net income or net loss of such Person and its
                Subsidiaries (including interest income) for such period before provision for income taxes;

                                      plus

                        (b) The sum of (i) all Interest Expenses of such Person
                and its Subsidiaries accruing during such period and (ii) all depreciation, amortization and rental expenses of such Person and its Subsidiaries


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                accruing during such period (in each case, to the extent
                deducted in calculating net income or loss in clause (a) above).


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                "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

                "Environmental Laws" shall mean all Requirements of Law relating to the protection of human health and the environment, including, without limitation, all Requirements of Law, pertaining to reporting, licensing, permitting, transportation, storage, disposal, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature.

                "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

                "ERISA Affiliate" shall mean any Person which is treated as a single employer with Guarantor under Section 414 of the Code.

                "Event of Default" shall have the meaning given to that term in the Borrower Loan Agreement.

                "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

                "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of income, shareholders' equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.






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                "Funded Debt" of any Person shall mean, without duplication, all
        Indebtedness of such Person, as described in Subparagraphs (a)-(d) of the definition of Indebtedness.

                "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

                "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

                "Governmental Charges" shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

                "Governmental Rule" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

                "Guaranteed Obligations" shall mean all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower to Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Borrower Loan Agreement or any of the other Borrower Loan Documents, including, without limitation, all principal, interest, rent, fees, taxes, charges, expenses, attorneys' fees and accountants' fees chargeable to Borrower or payable by Borrower thereunder.

                "Guarantor" shall have the meaning given to that term in the introductory paragraph hereof.

                "Guarantor Credit Agreement" shall mean the Credit Agreement dated as of April 13, 1998 among Guarantor, the financial institutions from time to time parties thereto as lenders, and ABN AMRO Bank N.V., as agent for such financial institutions.

                "Guarantor Credit Documents" shall have the meaning given to the term "Credit Documents" under the Guarantor Credit Agreement.

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                "Guaranty Obligation" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

                "Hazardous Materials" shall mean all materials, substances and wastes which are classified or regulated as "hazardous," "toxic" or similar descriptions under any Environmental Law or which are hazardous, toxic, harmful or dangerous to human health.

                "Indebtedness" of any Person shall mean, without duplication:

                        (a) All obligations of such Person evidenced by notes,
                bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money;

                        (b) All obligations of such Person for the deferred
                purchase price of property or services (including obligations under credit facilities which secure or finance such purchase price and obligations under synthetic leases), other than trade payables incurred by such Person in the ordinary course of its business on ordinary terms;

                        (c) All obligations of such Person under conditional
                sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

                        (d) All obligations of such Person as lessee under or
                with respect to Capital Leases;



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                        (e) All obligations of such Person with respect to
                accounts receivable and related rights and property sold, assigned or transferred by such Person with recourse to such Person;

                        (f) All Contingent Obligations of such Person; and

                        (g) All Indebtedness of other Persons of the types
                described in clauses (a) - (f) above to the extent secured by (or for which any holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                "Insolvency Proceeding" shall mean any case or proceeding under the United States Bankruptcy Code or any other similar law, rule or regulation of the United States or any jurisdiction or any other action or proceeding for the reorganization, liquidation, appointment of a receiver, rearrangement of debts, marshalling of assets or similar action relating to Borrower or Guarantor, their respective creditors or any substantial part of their respective assets, whether or not any such case, proceeding or action is voluntary or involuntary.

                "Interest Expenses" shall mean, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with GAAP, of all interest accruing on the Indebtedness of such Person during such period (including interest attributable to Capital Leases).

                "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (g) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person's business, (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business, and (c) Capital Expenditures of such Person incurred in the ordinary course of business.

                "Lenders" shall have the meaning given to that term in the introductory paragraph hereof.

                "Lien" shall mean, with respect to any property, any security interest, mortgage, deed of trust, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest


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        of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

                "Majority Lenders" shall have the meaning given to that term in the Borrower Loan Agreement.

                "Margin Stock" shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board, as amended from time to time, and any successor regulation thereto.

                "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations or financial condition of Guarantor and its Subsidiaries; (b) the ability of Guarantor to pay or perform the Guaranteed Obligations in accordance with the terms of this Guaranty and the other Borrower Loan Documents; or (c) the rights and remedies of Agent or any Lender under this Guaranty, the other Borrower Loan Documents or any related document, instrument or agreement.

                "Material Subsidiary" shall mean, with respect to any Subsidiary of the Guarantor, any Subsidiary whose (a) total assets exceed ten percent (10%) of the consolidated total assets of Guarantor and its Subsidiaries at any time or (b) gross revenues exceed five percent (5%) of the consolidated gross revenues of Guarantor and its Subsidiaries at any time.

                "Multiemployer Plan" shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by Guarantor or any ERISA Affiliate.

                "Net Proceeds" shall mean, with respect to any sale or issuance of any Equity Security by any Person, the aggregate consideration received by such Person from such sale or issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such sale or issuance that are to be paid by such Person.

                "Overnight Rate" shall mean, for any amount payable in Yen on any day, the per annum interest rate at which overnight deposits in Yen in an amount approximately equal to such amount would be offered for such day by ABN AMRO Bank N.V.'s Tokyo Office to major banks in the Tokyo interbank market.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.



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                "Permitted Indebtedness" shall have the meaning given to that term in Subparagraph 5(a) hereof.

                "Permitted Liens" shall have the meaning given to that term in Subparagraph 5(b) hereof.

                "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

                "Quick Ratio" shall mean, with respect to any Person at any time, the ratio, determined on a consolidated basis in accordance with GAAP, of:

                        (a) The remainder at such time of (i) the sum of all
                cash, cash equivalents (less than ninety (90) days in term), short-term marketable securities (less than one (1) year in term) and accounts receivable of such Person and its Subsidiaries (less all reserves therefor) minus (ii) the sum of
                (A) the aggregate amount of such cash, cash equivalents, short-term marketable securities and accounts receivable which are subject to any Lien or are otherwise encumbered or restricted (to the extent such amounts do not secure a corresponding current liability amount included in the calculation of subpart (b) below), and (B) with respect to any accounts receivable sold, assigned or transferred, to the extent included under subpart (a)(i) above, the aggregate amount of any accounts receivable representing the discounted portion of such accounts receivable so sold, assigned or transferred;

                                       to

                        (b) The sum at such time of (i) the current liabilities
                of such Person and its Subsidiaries, (ii) the aggregate principal amounts outstanding under any revolving credit facility (including, without limitation, in the case of Guarantor, the aggregate principal amount of all Loans then outstanding), and (iii) in the event such Person or any of its Subsidiaries exercises a purchase option under a synthetic lease or a purchase payment otherwise becomes due under a synthetic lease, the portion of any synthetic lease payment that would be utilized to purchase the underlying property within one year of the date of such exercise or acceleration.

                "Reportable Event" shall have the meaning given to that term in ERISA and applicable regulations thereunder.

                "Requirement of Law" applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person,
        (b) any Governmental

        Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Senior Funded Debt" of any Person shall mean any Funded Debt which is not Subordinated Debt.

                "Senior Indebtedness" of any Person shall mean, without duplication:

                        (a) all Senior Funded Debt of such Person;

                        (b) all Contingent Obligations of such Person;

                        (c) all obligations of such Person with respect to any
                synthetic leases (excluding the portion of such obligations which are irrevocably secured by cash or cash equivalents); and

                        (d) all obligations of such Person with respect to any
                sale, transfer or assignment of accounts receivable and related rights and property by such Person with recourse to such Person.

                "Senior Indebtedness Ratio" shall mean, with respect to any Person at any time, the ratio, determined on a consolidated basis in accordance with GAAP, of:

                        (a) The total Senior Indebtedness of such Person and its
                Subsidiaries at such time;

                                       to

                        (b) The sum at such time of (i) the total Senior
                Indebtedness and Subordinated Debt of such Person and its Subsidiaries at such time plus (ii) the total Tangible Net Worth of such Person and its Subsidiaries at such time.

                "Subordinated Debt" shall mean, collectively, (i) Guarantor's $310,000,000 Five Percent (5%) Convertible Subordinated Notes due 2002, and (ii) and any other subordinated debt permitted by clause (xi) of Subparagraph 5(a) hereof.

                "Subordinated Obligations" shall have the meaning given to that term in Paragraph 7 hereof.

                "Subsidiary" of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis.

                "Tangible Net Worth" shall mean, with respect to any Person at any time, the remainder at such time, determined on a consolidated basis in accordance with GAAP, of (a) the total assets of such Person and its Subsidiaries minus (b) the sum (without limitation and without duplication of deductions) of (i) the total liabilities of such Person and its Subsidiaries, (ii) all reserves established by such Person and its Subsidiaries for anticipated losses and expenses (to the extent not deducted in calculating total assets in clause (a) above), and (iii) all intangible assets of such Person and its Subsidiaries (to the extent included in calculating total assets in clause (a) above), including, without limitation, goodwill (including any amounts, however designated on the balance sheet, representing the cost of acquisition of businesses and investments in excess of underlying tangible assets), trademarks, trademark rights, trade name rights, copyrights, patents, patent rights, licenses, unamortized debt discount, marketing expenses, organizational expenses, non-compete agreements and deferred research and development.

                "Yen" and "(Y)" shall mean the lawful currency of Japan and, in relation to any payment under this Guaranty, same day or immediately available funds.

        (b) Other Interpretive Provisions. Unless otherwise indicated in this Guaranty, all accounting terms used in this Guaranty shall be construed, and all accounting and financial computations hereunder shall be computed, in accordance with GAAP. Headings in this Guaranty are for convenience of reference only and are not part of the substance hereof. All terms defined in this Guaranty in the singular form shall have comparable meanings when used in the plural form and vice versa. References in this Guaranty to any document, instrument or agreement
(i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. References in this Guaranty to any statute or other law (A) shall include any successor statute or law, (B) shall include all rules and regulations promulgated under such statute or law (or any successor statute or law), and (C) shall mean such statute or law (or successor statute or law) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time. References in this Guaranty to any Person in a particular capacity (1) shall include any permitted successors to and assigns of such Person in that capacity and (2) shall exclude such Person individually or in any other capacity. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. The words "include" and "including" and words of similar import when used in this Guaranty shall not be construed to be limiting or exclusive.


        2. GUARANTY.

                (a) Payment Guaranty. Guarantor unconditionally guarantees and promises to pay and perform as and when due, whether at stated maturity, upon acceleration or otherwise, any and all of the Guaranteed Obligations. If any Insolvency Proceeding relating to Borrower is commenced, Guarantor further unconditionally guarantees and promises to pay and perform, upon the demand of Agent, any and all of the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses) in accordance with the terms of the Borrower Loan Documents, whether or not such obligations are then due and payable by Borrower and whether or not such obligations are modified, reduced or discharged in such Insolvency Proceeding. This Guaranty is a guaranty of payment and not of collection.

                (b) Continuing Guaranty. This Guaranty is an irrevocable continuing guaranty of the Guaranteed Obligations which shall continue in effect until all obligations of the Lenders to extend credit to Borrower have terminated and all of the Guaranteed Obligations have been fully, finally and indefeasibly paid. If any payment on any Guaranteed Obligation is set aside, avoided or rescinded or otherwise recovered from Agent or any Lender, such recovered payment shall constitute a Guaranteed Obligation hereunder and, if this Guaranty was previously released or terminated, it automatically shall be fully reinstated, as if such payment was never made.

                (c) Independent Obligation. The liability of Guarantor hereunder is independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor irrespective of whether action is brought against Borrower or any other guarantor of the Guaranteed Obligations or whether Borrower or any other guarantor of the Guaranteed Obligations is joined in any such action or actions.

                (d) Fraudulent Transfer Limitation. If, in any action to enforce this Guaranty, any court of competent jurisdiction determines that enforcement against Guarantor for the full amount of the Guaranteed Obligations is not lawful under or would be subject to avoidance under
        Section 548 of the United States Bankruptcy Code or any applicable provision of any comparable law of any state or other jurisdiction, the liability of Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to such avoidance.

                (e) Termination. Notwithstanding any termination of this Guaranty in accordance with Paragraph 6 hereof, this Guaranty shall continue to be in full force and effect and applicable to any Guaranteed Obligations arising thereafter which arise because prior payments of Guaranteed Obligations are rescinded or otherwise required to be surrendered by Agent or any Lender after receipt.


        3. REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants to Agent and the Lenders as follows:

                (a) Due Incorporation, Qualification, Etc. Each of Guarantor and Guarantor's Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and
        (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed is reasonably likely to have a Material Adverse Effect.

                (b) Authority. The execution, delivery and performance by Guarantor of each Borrower Loan Document executed, or to be executed, by Guarantor and the consummation of the transactions contemplated thereby
        (i) are within the power of Guarantor and (ii) have been duly authorized by all necessary actions on the part of Guarantor.

                (c) Enforceability. Each Borrower Loan Document executed, or to be executed, by Guarantor has been, or will be, duly executed and delivered by Guarantor and constitutes, or will constitute, a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

                (d) Non-Contravention. The execution and delivery by Guarantor of the Borrower Loan Documents executed by Guarantor and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to Guarantor; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of Guarantor; or
        (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of Guarantor.

                (e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Borrower Loan Documents executed by Guarantor and the performance and consummation of the transactions contemplated thereby, except such as have been made or obtained and are in full force and effect.

                (f) No Violation or Default. Neither Guarantor nor any of its Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person; (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither Guarantor nor any of its Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation is reasonably likely to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

                (g) Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Guarantor of the Borrower Loan Documents executed by Guarantor or the transactions contemplated thereby.

                (h) Title; Possession Under Leases. Guarantor and its Subsidiaries (i) own and have good and marketable title (without regard to minor defects of title) to the real property owned by Guarantor and its Subsidiaries, as reflected in the most recent Financial Statements delivered to Agent (except those assets and properties disposed of since the date of such Financial Statements in compliance with this Guaranty),
        (ii) have valid leasehold interests in all real property leased by Guarantor and its Subsidiaries, (iii) own and have good title (without regard to minor defects of title) to all their other respective properties and assets which are material to the business of Guarantor and its Subsidiaries, as reflected in the most recent Financial Statements delivered to Agent (except those assets and properties disposed of since the date of such Financial Statements in compliance with this Guaranty) and (iv) own and have good title (without regard to minor defects of title) to all respective properties and assets acquired by Guarantor and its Subsidiaries since such date which are material to the business of Guarantor and its Subsidiaries (except those assets and properties disposed of in compliance with this Guaranty). Such assets and properties are subject to no Lien, except for Permitted Liens. Each of Guarantor and its Subsidiaries enjoys peaceful and undisturbed possession under all leases, except for any failure to enjoy such possession which (alone or in the aggregate with any other such failures) is not reasonably likely to have a Material Adverse Effect.

                (i) Financial Statements. The Financial Statements of Guarantor and its Subsidiaries which have been delivered to Agent, (i) are in accordance with the books and records of Guarantor and its Subsidiaries, which have been maintained in accordance with good business practice;
        (ii) have been prepared in conformity with GAAP; and (iii) fairly present the financial conditions and results of operations of Guarantor and its Subsidiaries as of the date thereof and for the period covered thereby. Neither Guarantor nor any of its Subsidiaries has any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the audited Financial Statements of Guarantor and its Subsidiaries for the fiscal year ending June 30, 1997, and the unaudited Financial Statements of Guarantor and its Subsidiaries for the fiscal quarter ending March 31, 1998, furnished by Guarantor to Agent prior to the date hereof, or in the Financial Statements delivered to Agent and Lenders pursuant to clause (i) or (ii) of Subparagraph 4(a) hereof.

                (j) Equity Securities. As of the date of this Guaranty, the authorized Equity Securities of Guarantor consist of ninety million (90,000,000) shares of common stock. All outstanding Equity Securities of Guarantor are duly authorized, validly issued, fully paid and non-assessable. All Equity Securities of Guarantor have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law.

                (k) No Agreements to Sell Assets, Etc. Neither Guarantor nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any Person to sell the assets of Guarantor or any of its Subsidiaries (other than sales in the ordinary course of business), or to effect any merger, consolidation or other reorganization of Guarantor or any of its Subsidiaries or to enter into any agreement with respect thereto, except to the extent otherwise permitted pursuant to Subparagraph 5(c) and 5(d) hereof.

                (l) Employee Benefit Plans.

                        (i) Based on the latest valuation of each Employee
                Benefit Plan that either Guarantor or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such plan. Neither Guarantor nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in
                Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably likely to have a Material Adverse Effect.

                        (ii) Each Employee Benefit Plan complies, in both form
                and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Guarantor or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of Guarantor or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. Neither Guarantor nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

                        (iii) Neither Guarantor nor any ERISA Affiliate
                contributes to or has any material contingent obligations to any Multiemployer Plan. Neither Guarantor nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in
                Section 4204 of ERISA. Neither Guarantor nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of
                Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

                (m) Other Regulations. Guarantor is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

                (n) Patent and Other Rights. Guarantor and its Subsidiaries own or license under validly existing agreements, and have the full right to license without the consent of any other Person (or can demonstrate to the satisfaction of the Majority Lenders the ability to obtain or maintain), all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are material to the conduct of their businesses as now conducted.

                (o) Governmental Charges and Other Indebtedness. Guarantor and its Subsidiaries have filed or caused to be filed all tax returns which are required to be filed by them. Guarantor and its Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably likely to have a Material Adverse Effect if unpaid.

                (p) Margin Stock. Guarantor owns no Margin Stock which, in the aggregate, would constitute a substantial part of the assets of Guarantor, and no proceeds of any loan under the Borrower Loan Agreement will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

                (q) Subsidiaries, etc. Set forth in Schedule 3(q) (as supplemented by Guarantor from time to time in a written notice to Agent and the Lenders) is a complete list of all of Guarantor's Subsidiaries, the jurisdiction of incorporation of each, and the percentage of shares of such Subsidiary owned directly or indirectly by Guarantor (which in the event there is more than one class of Equity Securities and/or Guarantor, directly or indirectly, owns less than 100% of any Equity Securities of such Subsidiary, such information shall list the classes of Equity Securities and/or the number and percentage of Equity Securities owned directly or indirectly by Guarantor). Except for such Subsidiaries, Guarantor has no Subsidiaries, is not a partner in any partnership or a joint venturer in any joint venture.

                (r) Catastrophic Events. Neither Guarantor nor any of its Subsidiaries and none of their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that is reasonably likely to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Guarantor or any of its Subsidiaries is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Guarantor, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate are reasonably likely to have a Material Adverse Effect.

                (s) Burdensome Contractual Obligations, Etc. Neither Guarantor nor any of its Subsidiaries and none of their properties is subject to any Contractual Obligation or Requirement of Law which is reasonably likely to have a Material Adverse Effect.

                (t) No Material Adverse Effect. No event has occurred and no condition exists which is reasonably likely to have a Material Adverse Effect.

                (u) Accuracy of Information Furnished. None of the Borrower Loan Documents and none of the other certificates, statements or information furnished to Agent or any Lender by or on behalf of Borrower, Guarantor or any of its Subsidiaries in connection with the Borrower Loan Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


        4. AFFIRMATIVE COVENANTS. Until all obligations of Agent or any Lender to extend credit to Guarantor have terminated and all of the Guaranteed Obligations have been fully, finally and indefeasibly paid, Guarantor shall comply, and shall cause compliance, with the following affirmative covenants, unless Majority Lenders shall otherwise consent in writing:

                (a) Financial Statements, Reports, etc. Guarantor shall furnish to Agent for each Lender the following, each in such form and such detail as Agent shall reasonably request (copies of which Agent shall promptly deliver to each Lender):

                        (i) As soon as available and in no event later than
                fifty (50) days after the last day of each fiscal quarter of Guarantor, a copy of the Financial Statements of Guarantor and its Subsidiaries (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the chief executive officer, president, chief financial officer or treasurer of Guarantor to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

                        (ii) As soon as available and in no event later than one
                hundred (100) days after the close of each fiscal year of Guarantor, (A) copies of the audited Financial Statements of Guarantor and its Subsidiaries (prepared on a consolidated basis) for such year, prepared by independent certified public accountants of recognized national standing acceptable to Agent, and (B) copies of the unqualified opinions (or qualified opinions reasonably acceptable to Agent) and management letters delivered by such accountants in connection with all such Financial Statements;

                        (iii) Contemporaneously with the quarterly and year-end
                Financial Statements required by the foregoing clauses (i) and
                (ii), a compliance certificate (the "Compliance Certificate") of the chief executive officer, president, chief financial officer or treasurer of Guarantor which (A) states that no Event of Default and no Default has occurred and is continuing, or, if any such Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and what action Guarantor proposes to take with respect thereto, and (B) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Subparagraph 5(l) hereof;

                        (iv) [RESERVED];

                        (v) As soon as possible and in no event later than five
                (5) Business Days after any officer of Guarantor knows of the occurrence or existence of (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan; (B) any actual litigation or threatened litigation which has a reasonable likelihood of leading to actual litigation, suits, claims or disputes against Guarantor or any of its Subsidiaries involving potential monetary damages payable by Guarantor or its Subsidiaries of $10,000,000 or more alone and/or $20,000,000 or more in the aggregate; (C) any other event or condition which is reasonably likely to have a Material Adverse Effect; or (D) any Default or Event of Default; the statement of the president or chief financial officer of Guarantor setting forth details of such event, condition, Default or Event of Default and the action which Guarantor proposes to take with respect thereto;

                        (vi) As soon as available and in no event later than
                five (5) Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by Guarantor or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission (including, without limitation, all 10-Q, 10-K and 8-K reports); (B) all reports, proxy statements and financial statements sent or made available by Guarantor or any of its Subsidiaries to its security holders; and (C) all press releases and other similar public statements concerning any material developments in the business of Guarantor or any of its Subsidiaries made available by Guarantor or any of its Subsidiaries to the public generally;

                        (vii) Contemporaneously with any Investment by Guarantor
                consisting of any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person or any capital contribution to or any other investment in any other Person having a value in excess of $60,000,000, a pro forma Compliance Certificate certified by the chief executive officer, president, chief financial officer or treasurer of Guarantor which sets forth the calculation of the financial ratios and tests provided in Subparagraph 5(l) hereof after giving effect to any such Investment; and

                        (viii) Such other instruments, agreements, certificates,
                opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Guarantor or its Subsidiaries, and compliance by Guarantor with the terms of this Guaranty and the other Borrower Loan Documents as Agent may from time to time reasonably request.

                (b) Books and Records. Guarantor and its Subsidiaries shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP, or if, with respect to any Subsidiary for which United States accounting principles are inapplicable, generally accepted accounting principles in the jurisdiction in which such Subsidiary is organized.

                (c) Inspections. Guarantor and its Subsidiaries shall permit any Person designated by Agent or any Lender, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of Guarantor and its Subsidiaries, to examine the books and records of Guarantor and its Subsidiaries and make copies thereof and to discuss the affairs, finances and accounts of Guarantor and its Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as Agent or any Lender may reasonably request; provided, however, so long as no Default or Event of Default has occurred and is continuing, such inspection and examination by any Lender (other than Agent) shall be at the expense of such Lender.

                (d) Insurance. Guarantor and its Subsidiaries shall:

                        (i) Carry and maintain insurance of the types and in the
                amounts customarily carried from time to time during the term of this Guaranty by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker's compensation; and

                        (ii) Deliver to Agent from time to time, as Agent may
                request, schedules setting forth all insurance then in effect.

                (e) Governmental Charges and Other Indebtedness. Guarantor and its Subsidiaries shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all indebtedness which, if unpaid, could become a Lien upon the property of Guarantor or its Subsidiaries and (iii) all other Indebtedness which, if unpaid, is reasonably likely to have a Material Adverse Effect, except such Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of Agent.

                (f) Use of Proceeds. Borrower shall not use any part of the proceeds of any loan under the Borrower Loan Agreement, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve Guarantor, any Lender or Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

                (g) General Business Operations. Except as permitted in Subparagraph 5(d) hereof, each of Guarantor and its Subsidiaries shall
        (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business; provided, however, that from time to time, Guarantor may, in the ordinary course of business, dissolve any Subsidiary which is not a Material Subsidiary, so long as both immediately before and after giving effect to such dissolution, no Default or Event of Default shall have occurred and be continuing, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, the violation of which is reasonably likely to have a Material Adverse Effect, and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. Guarantor shall maintain its chief executive office and principal place of business in the United States.

                (h) Pari Passu Ranking. Guarantor shall take, or cause to be taken, all actions necessary to ensure that the obligations of Guarantor under this Guaranty are and continue to rank at least pari passu in right of payment with all other unsecured Senior Indebtedness of Guarantor.


        5. NEGATIVE COVENANTS. Until all obligations of Agent or any Lender to extend credit to Guarantor have terminated and all of the Guaranteed Obligations have been fully, finally and indefeasibly paid, Guarantor shall comply, and shall cause compliance, with the following negative covenants, unless Majority Lenders shall otherwise consent in writing:

                (a) Indebtedness. Neither Guarantor nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for the following ("Permitted Indebtedness"):

                        (i) The obligations of Guarantor under the Guarantor
                Credit Documents;

                        (ii) Indebtedness of Guarantor and its Subsidiaries
                listed in Schedule 5(a) hereto and existing on the date of this Guaranty;

                        (iii) Indebtedness of Guarantor and its Subsidiaries
                arising from the endorsement of instruments for collection in the ordinary course of Guarantor's or a Subsidiary's business;

                        (iv) Indebtedness of Guarantor and its Subsidiaries for
                trade accounts payable, provided that (A) such accounts arise in the ordinary course of business and (B) no material part of any such account is more than ninety (90) days past due (unless subject to a bona fide dispute and for which adequate reserves have been established);

                        (v) Indebtedness of Guarantor and its Subsidiaries under
                interest rate protection, currency swap and foreign exchange arrangements, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;

                        (vi) Indebtedness of Guarantor and its Subsidiaries
                under purchase money loans (including any synthetic leases) and Capital Leases incurred by Guarantor or any of its Subsidiaries to finance the acquisition by such Person of real property, fixtures or equipment provided that in each case, (A) such Indebtedness is incurred by such Person at the time of, or not later than ninety (90) days after, the acquisition by such Person of the property so financed and (B) such Indebtedness does not exceed the purchase price of the property so financed;

                        (vii) Indebtedness of Guarantor and its Subsidiaries
                under initial or successive refinancings of any Indebtedness permitted by clause (ii) above, provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the Lenders than the Indebtedness being refinanced;

                        (viii) Indebtedness of Guarantor and its Subsidiaries
                with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business;

                        (ix) Guaranty Obligations of Guarantor in respect of
                Permitted Indebtedness of its Subsidiaries;

                        (x) Indebtedness of Guarantor to any of its
                Subsidiaries, Indebtedness of any of Guarantor's Subsidiaries to Guarantor or Indebtedness of any of

                Guarantor's Subsidiaries to any of Guarantor's other Subsidiaries, provided that any Indebtedness of Guarantor to any of its Subsidiaries and any Indebtedness of any of Guarantor's Subsidiaries to Guarantor shall be subject to Subparagraph 5(e) hereof;

                        (xi) Unsecured Indebtedness of Guarantor which is
                subordinated to the obligations of Guarantor under the Guarantor Credit Documents, provided that the payment terms, interest rate and subordination provisions of such Indebtedness are reasonably acceptable to "Required Lenders" under the Guarantor Credit Agreement;

                        (xii) Indebtedness of Guarantor and its Subsidiaries
                with respect to the sale, transfer or assignment of accounts receivable of Guarantor and its Subsidiaries and certain rights and property related to the collection of or constituting proceeds of such accounts receivable, provided that such sale, assignment or transfer is (A) in the ordinary course of business, (B) for cash, (C) with recourse to Guarantor or such Subsidiary in an amount not to exceed the aggregate face amount of the accounts receivable sold and certain additional interest charges with respect to such Indebtedness, (D) otherwise permitted under clause (vii) of Subparagraph 5(c) hereof, and
                (E) both immediately before and after giving effect to such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and

                        (xiii) Other unsecured Senior Indebtedness of Guarantor
                and its Subsidiaries in addition to that otherwise permitted above, provided that both immediately before incurring and after giving effect to such unsecured Senior Indebtedness, Guarantor shall be in compliance with the financial covenants set forth in Subparagraph 5(l) hereof and no other Default or Event of Default shall have occurred and be continuing.

                (b) Liens. Neither Guarantor nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following ("Permitted Liens"):

                        (i) Liens securing the obligations of Guarantor under
                the Guarantor Credit Documents;

                        (ii) Liens listed in Schedule 5(b) hereof and existing
                on the date of this Guaranty;

                        (iii) Liens for taxes or other Governmental Charges not
                at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

                        (iv) Liens of carriers, warehousemen, mechanics,
                materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

                        (v) Deposits under workers' compensation, unemployment
                insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                        (vi) Zoning restrictions, easements, rights-of-way,
                title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Guarantor or any of its Subsidiaries;

                        (vii) Banker's Liens and similar Liens (including
                set-off rights) in respect of bank deposits;

                        (viii) Liens on property or assets of any corporation
                which becomes a Subsidiary of Guarantor after the date of this Guaranty, provided that (A) such Liens exist at the time the stock of such corporation is acquired by Guarantor and (B) such Liens were not created in contemplation of such acquisition by Guarantor;

                        (ix) Judgement Liens, provided that such Liens do not
                have a value in excess of $5,000,000 or such Liens are released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy and, if so stayed, such stay is not thereafter removed;

                        (x) Rights of vendors or lessors under conditional sale
                agreements, Capital Leases or other title retention agreements (including synthetic leases), provided that, in each case, (A) such rights secure or otherwise relate to Permitted Indebtedness, (B) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (other than cash pledged to secure obligations under synthetic leases in an amount not to exceed, together with any amounts pledged under clause (xiii), $53,000,000 in the aggregate during the term of this Guaranty, provided that both immediately before and after giving effect to any such cash collateralization, Guarantor shall be in compliance with the financial covenants set forth in Subparagraph 5(l) hereof and no other Default or Event of Default shall have occurred and be continuing) and (C) such rights do not secure any Indebtedness other than such Permitted Indebtedness;

                        (xi) Liens in favor of customs and revenue authorities
                arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Guarantor's and its Subsidiaries' businesses;

                        (xii) Liens securing Indebtedness which constitutes
                Permitted Indebtedness under clause (vi) of Subparagraph 5(a) provided that, in each case, such Lien (A) covers only those assets, the acquisition of which was financed by such Permitted Indebtedness, and (B) secures only such Permitted Indebtedness;

                        (xiii) Liens securing Indebtedness which constitutes
                Permitted Indebtedness under clause (xii) of Subparagraph 5(a) hereof provided that, in each case, such Lien (A) secures only such Permitted Indebtedness, and (B) such Liens do not extend to any assets or property other than the assets or property sold (other than cash pledged under certain circumstances to secure such Permitted Indebtedness in an aggregate amount not to exceed, together with any amounts pledged under clause (x), $53,000,000 in the aggregate during the term of this Guaranty, provided that both immediately before and after giving effect to any such cash collateralization, Guarantor shall be in compliance with the financial covenants set forth in Subparagraph 5(1) hereof and no other Default or Event of Default shall have occurred and be continuing);

                        (xiv) Liens on the property or assets of any Subsidiary
                of Guarantor in favor of Guarantor or any other Subsidiary of Guarantor;

                        (xv) Liens incurred in connection with the extension,
                renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) or (xii) above, provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien; and

                        (xvi) Liens on insurance proceeds in favor of insurance
                companies with respect to the financing of insurance premiums.

                (c) Asset Dispositions. Neither Guarantor nor any of its Subsidiaries shall sell, lease, transfer or otherwise dispose of any of its assets or property, whether now owned or hereafter acquired, except for the following:

                        (i) Sales of inventory by Guarantor and its Subsidiaries
                in the ordinary course of their businesses;

                        (ii) Sales of surplus, damaged, worn or obsolete
                equipment or inventory for not less than fair market value;

                        (iii) Sales or other dispositions of Investments
                permitted by clause (i) of Subparagraph 5(e) hereof for not less than fair market value;

                        (iv) Sales or assignments of defaulted receivables to a
                collection agency in the ordinary course of business;

                        (v) Licenses by Guarantor or its Subsidiaries of its
                patents, copyrights, trademarks, trade names and service marks in the ordinary course of its business;

                        (vi) Sales or other dispositions of assets and property
                by Guarantor to any of Guarantor's Subsidiaries or by any of Guarantor's Subsidiaries to Guarantor or any of its other Subsidiaries, provided that the terms of any such sales or other dispositions by or to Guarantor are terms which are no less favorable to Guarantor then would prevail in the market for similar transactions between unaffiliated parties dealing at arm's length;

                        (vii) Sales, for cash, in the ordinary course of
                business of (A) accounts receivable of Guarantor's foreign Subsidiaries and certain rights and property of Guarantor's foreign Subsidiaries related to the collection of or constituting proceeds of such accounts receivable, and (B) accounts receivable of Guarantor and certain rights and property of Guarantor related to the collection of or constituting proceeds of such accounts receivable in an aggregate amount not to exceed at any time twenty percent (20%) of Guarantor's aggregate accounts receivable, as measured at the end of each fiscal quarter of Guarantor, and in each case with respect to the foregoing (A) and (B), with or without recourse, at a discount rate not to exceed twenty percent (20%); and

                        (viii) Other sales, leases, transfers and disposals of
                assets and property (other than sales, leases, transfers and disposals of accounts receivable and related rights and property which shall be permitted only as expressly set forth in clause
                (vii) above), provided that the aggregate value of all such assets and property (based upon the greater of the fair market or book value of such assets and property) so sold, leased, transferred or otherwise disposed of in any fiscal year on a rolling aggregate basis does not exceed ten percent (10%) of Guarantor's Tangible Net Worth as measured at the end of each fiscal quarter of Guarantor.

                (d) Mergers, Acquisitions, Etc. Neither Guarantor nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it, acquire or establish any Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:

                        (i) Any wholly-owned Subsidiary of Guarantor may merge
                into Guarantor or any other wholly-owned Subsidiary of Guarantor; and

                        (ii) Guarantor or any wholly-owned Subsidiary of
                Guarantor may (A) acquire all or substantially all of the assets of any Person, (B) any Person may merge into Guarantor or any other wholly-owned Subsidiary of Guarantor, and (C) Guarantor or any wholly-owned Subsidiary of Guarantor may establish or acquire Subsidiaries, provided that:

                                (1) in the event of any merger by any Person
                        into Guarantor or any wholly-owned Subsidiary of Guarantor, Guarantor or such wholly-owned Subsidiary is the surviving entity; and

                                (2) both immediately prior to and after giving
                        effect to such merger, acquisition or establishment of a Subsidiary (y) the aggregate cost of any such merger, acquisition or establishment of a Subsidiary shall not exceed the amounts permitted under clause (ii) of Subparagraph 5(e) hereof and (z) no Default or Event of Default shall have occurred and be continuing.

                (e) Investments. Neither Guarantor nor any of its Subsidiaries shall make any Investment except for Investments in the following:

                        (i) Investments in accordance with the terms of
                Guarantor's Cash Investment Guidelines as in effect on the date of this Guaranty; and

                        (ii) Other Investments, provided that the aggregate
                amount of such other Investments plus the aggregate cost of assets acquired, mergers consummated and Subsidiaries established or acquired by Guarantor and its Subsidiaries pursuant to Subparagraph 5(d) hereof does not exceed in any fiscal year $150,000,000 for any amounts paid in cash.

                (f) Dividends, Redemptions, Etc. Neither Guarantor nor any of its Subsidiaries shall pay any dividends or make any distributions on its Equity Securities; return any capital to any holder of its Equity Securities as such; make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or set apart any sum for any such purpose. Notwithstanding the foregoing, Guarantor may purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities so long as both immediately before and after such purchase, redemption or acquisition, no Default or Event of Default shall have occurred and be continuing and Guarantor is in compliance with each of the financial covenants set forth in Subparagraph 5(l) hereof.

                (g) Change in Business. Neither Guarantor nor any of its Subsidiaries shall engage, either directly or indirectly through Affiliates, in any business substantially different from its present business; provided, however, that Subsidiaries which are not Material Subsidiaries may operate as holding companies or special tax purpose entities as may be necessary for the overall operation of the business of Guarantor and its Subsidiaries, so long as the terms of this Guaranty and the other Borrower Loan Documents would not otherwise be violated.

                (h) Indebtedness Payments, Etc. Neither Guarantor nor any of its Subsidiaries shall amend, modify or otherwise change any of the subordination or other provisions of any document, instrument or agreement evidencing Subordinated Debt in a manner which adversely affects the material rights of the Agent and Lenders. Neither the Guarantor nor any Subsidiary shall purchase, redeem or prepay any Subordinated Debt, now or hereafter outstanding, except for any de minimis redemption required in connection with the conversion of any class of Subordinated Debt into equity.

                (i) ERISA. Neither Guarantor nor any ERISA Affiliate shall (i) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject either Guarantor or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the Code, where singly or cumulatively, the above would have a Material Adverse Effect.

                (j) Transactions With Affiliates. Neither Guarantor nor any of its Subsidiaries shall enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Guarantor or such Subsidiary as an arms-length transaction with unaffiliated Persons.

                (k) Accounting Changes. Neither Guarantor nor any of its Subsidiaries shall change (i) its fiscal year (currently July 1 through June 30) or (ii) its accounting practices except as required by GAAP.

                (l)   Financial Covenants.

                        (i) Guarantor shall not permit its Quick Ratio during
                any period set forth below to be less than the ratio set forth opposite such period below:

                        March 28, 1998 - June 30, 1999             1.50 to 1.00;

                        Thereafter                                 1.35 to 1.00.

                        (ii) Guarantor shall not permit its Debt Service
                Coverage Ratio during any period set forth below to be less than the ratio set forth opposite such period below:

                        July 1, 1999 - September 26, 1999        1.25 to 1.00;

                        September 27, 1999 - December 26, 1999   1.50 to 1.00;

                        December 27, 1999 - March 26, 2000       1.75 to 1.00;

                        March 27, 2000 - June 30, 2000           2.00 to 1.00;

                        July 1, 2000 - September 24, 2000        2.75 to 1.00;

                        Thereafter                               3.00 to 1.00.

                        (iii) Guarantor shall not permit its Senior Indebtedness
                Ratio during any period to be greater than 0.25 to 1.00.

                        (iv) Guarantor shall not permit its Tangible Net Worth
                on any date of determination (such date to be referred to herein as a "determination date") which occurs after March 29, 1998 (such date to be referred to herein as the "base date") to be less than the sum on such determination date of the following:

                                (A) $450,000,000;

                                      plus

                                (B) Seventy-five percent (75%) of the sum of
                        Guarantor's consolidated quarterly net income (ignoring any quarterly losses) for each quarter ending after the base date through and including the quarter ending immediately prior to the determination date;

                                      plus

                                (C) One hundred percent (100%) of the Net
                        Proceeds of all Equity Securities issued by Guarantor and its Subsidiaries during the period commencing on the base date and ending on the determination date;

                                      plus

                                (D) One hundred percent (100%) of the aggregate
                        decrease in the total liabilities of Guarantor and its Subsidiaries resulting from conversions of convertible Subordinated Indebtedness or other liabilities of Guarantor and its Subsidiaries into Equity Securities of Guarantor and its Subsidiaries during the period commencing on the base date and ending on the determination date.

                        (v) Guarantor shall not incur a cumulative net loss
                (exclusive of net income) greater than $45,000,000, determined in accordance with GAAP, for the four quarter period commencing on July 1, 1998 and ending on June 30, 1999.

        6. AUTHORIZATIONS, WAIVERS, ETC.

                (a) Authorizations. Guarantor authorizes Agent and the Lenders, in their discretion, without notice to Guarantor, irrespective of any change in the financial condition of Borrower, Guarantor or any other guarantor of the Guaranteed Obligations since the date hereof, and without affecting or impairing in any way the liability of Guarantor hereunder, from time to time to:

                        (i) Create new Guaranteed Obligations and renew,
                compromise, extend, accelerate or otherwise change the time for payment or performance of, or otherwise amend or modify the Borrower Loan Documents or change the terms of the Guaranteed Obligations or any part thereof, including increase or decrease of the rate of interest thereon;

                        (ii) Take and hold security for the payment or
                performance of the Guaranteed Obligations and exchange, enforce, waive or release any such security; apply such security and direct the order or manner of sale thereof; and purchase such security at public or private sale;

                        (iii) Otherwise exercise any right or remedy they may
                have against Borrower, Guarantor, any other guarantor of the Guaranteed Obligations or any security, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale;

                        (iv) Settle, compromise with, release or substitute any
                one or more makers, endorsers or guarantors of the Guaranteed Obligations; and

                        (v) Assign the Guaranteed Obligations, this Guaranty or
                the other Borrower Loan Documents in whole or in part to the extent provided in the Borrower Loan Agreement and the other Borrower Loan Documents.

               (b) Waivers. Guarantor hereby waives:

                      (i) Any right to require Agent or any Lender to (A)
               proceed against Borrower or any other guarantor of the Guaranteed Obligations, (B) proceed against or exhaust any security received from Borrower, Guarantor or any other guarantor of the Guaranteed Obligations or otherwise marshall the assets of Borrower, Guarantor or any other guarantor of the Guaranteed Obligations or
               (C) pursue any other remedy in Agent's or any Lender's power whatsoever;

                      (ii) Any defense arising by reason of the application by
               Borrower of the proceeds of any borrowing;

                      (iii) Any defense resulting from the absence, impairment
               or loss of any right of reimbursement, subrogation, contribution or other right or remedy of

               Guarantor against Borrower, any other guarantor of the Guaranteed Obligations or any security, whether resulting from an election by Agent or any Lender to foreclose upon security by nonjudicial sale, or otherwise;

                      (iv) Any setoff or counterclaim of Borrower or any defense which results from any disability or other defense of Borrower or the cessation or stay of enforcement from any cause whatsoever of the liability of Borrower (including, without limitation, the lack of validity or enforceability of any of the Borrower Loan Documents);

                      (v) Any defense based upon any law, rule or regulation
               which provides that the obligation of a surety must not be greater or more burdensome than the obligation of the principal;

                      (vi) Until all obligations of Agent or any Lender to
               extend credit to Borrower have terminated and all of the Guaranteed Obligations have been fully, finally and indefeasibly paid, any right of subrogation, reimbursement, indemnification or contribution and other similar right to enforce any remedy which Agent, the Lenders or any other Person now has or may hereafter have against Borrower on account of the Guaranteed Obligations, and any benefit of, and any right to participate in, any security now or hereafter received by Agent, any Lender or any other Person on account of the Guaranteed Obligations;

                      (vii) All presentments, demands for performance, notices
               of non-performance, notices delivered under the Borrower Loan Documents, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Guaranteed Obligations and notices of any public or private foreclosure sale;

                      (viii) The benefit of any statute of limitations to the
               extent permitted by law;

                      (ix) Any appraisement, valuation, stay, extension,
               moratorium redemption or similar law or similar rights for marshalling;

                      (x) Any right to be informed by Agent or any Lender of the financial condition of Borrower or any other guarantor of the Guaranteed Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations;

                      (xi) Until all obligations of Agent or any Lender to
               extend credit to Borrower have terminated and all of the Guaranteed Obligations have been fully, finally and indefeasibly paid, any right to revoke this Guaranty;

                      (xii) Any defense arising from an election for the
               application of Section 1111(b)(2) of the United States Bankruptcy Code which applies to the Guaranteed Obligations;

                      (xiii) Any defense based upon any borrowing or grant of a
               security interest under Section 364 of the United States Bankruptcy Code; and

                      (xiv) Any right it may have to a fair value hearing to
               determine the size of a deficiency judgment following any foreclosure on any security for the Guaranteed Obligations.

        Without limiting the scope of any of the foregoing provisions of this Paragraph 6, Guarantor hereby further waives (A) all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed Guarantor's rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the Code of Civil Procedure or otherwise, (B) all rights and defenses Guarantor may have by reason of protection afforded to Borrower with respect to the Guaranteed Obligations pursuant to the antideficiency or other laws of California limiting or discharging the Guaranteed Obligations, including, without limitation, Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure, and (C) all other rights and defenses available to Guarantor by reason of Sections 2787 to 2855, inclusive, Section 2899 or
        Section 3433 of the California Civil Code or Section 3605 of the California Commercial Code.

               (c) Financial Condition of Borrower, Etc. Guarantor is fully aware of the financial condition and affairs of Borrower. Guarantor has executed this Guaranty without reliance upon any representation, warranty, statement or information concerning Borrower furnished to Guarantor by Agent or any Lender and has, independently and without reliance on Agent or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and of other circumstances affecting the risk of nonpayment or nonperformance of the Guaranteed Obligations. Guarantor is in a position to obtain, and assumes full responsibility for obtaining, any additional information about the financial condition and affairs of Borrower and of other circumstances affecting the risk of nonpayment or nonperformance of the Guaranteed Obligations and will, independently and without reliance upon Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action in connection with this Guaranty.


        7. SUBORDINATION. Guarantor hereby subordinates any and all debts, liabilities and obligations owed to Guarantor by Borrower (the "Subordinated Obligations") to the Guaranteed Obligations as provided in this Paragraph 7.

               (a) Prohibited Payments, Etc. Until the occurrence of a Default or an Event of Default or any default by Guarantor hereunder, Guarantor may receive regularly scheduled payments from Borrower on account of Subordinated Obligations. After the occurrence and during the continuance of any Default or Event of Default or any default by Guarantor hereunder (including the commencement and continuation of any Insolvency Proceeding relating to Borrower), however, unless Agent otherwise agrees, Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

               (b) Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to Borrower, Guarantor agrees that Agent and the Lenders shall be entitled to receive payment of all Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses) before Guarantor receives payment of any Subordinated Obligations.

               (c) Turn-Over. After the occurrence and during the continuance of any Default or Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to Borrower), Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for Agent and the Lenders and deliver such payments to Agent on account of the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

               (d) Agent Authorization. After the occurrence and during the continuance of any Default or Event of Default or any default by Guarantor hereunder (including the commencement and continuation of any Insolvency Proceeding relating to Borrower), Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses), and (ii) to require Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Disallowed Post-Commencement Interest and Expenses).


8. MISCELLANEOUS.

                (a) Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Guarantor or Agent under this Guaranty or the other Borrower Loan Documents shall be in writing and faxed, mailed or delivered to Guarantor or Agent at its respective facsimile number or address set forth below or (or to such other facsimile number or address for either party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (i) when sent by any overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (ii) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service or registered mail through the Japanese Post Office, upon receipt; (iii) when delivered by hand, upon delivery; and
        (iv) when faxed, upon confirmation of receipt.

Agent:                     ABN AMRO Bank N.V.
                           Tokyo Branch
                           13F, Shiroyama JT Mori Building
                           4-3-1, Toranomon, Minato-ku
                           Tokyo 105
                           Japan
                           Attn: Structured Finance
                           Tel: 81-3-5405-6503
                           Fax: 81-3-5405-6903/6902

                           With a copy to:
                           ABN AMRO Bank N.V.
                           San Francisco International Branch
                           101 California Street, Suite 4550
                           San Francisco, CA 94111-5812
                           U.S.A.
                           Attn:  Robin S. Yim
                           Tel:  (415) 984-3710
                           Fax:  (415) 362-3524

Borrower:                  Lam Research Corporation
                           4650 Cushing Parkway
                           Fremont, CA 94538
                           U.S.A.
                           Attn:  Brian Sereda
                           Telephone:  (510) 572-4888
                           Fax No:  (510) 572-1586

               (b)    Payments.

                      (i) Guarantor shall make all payments required hereunder
               to Agent, or its order, at Agent's office located at the address set forth in Subparagraph 8(a) hereof, or at such other office as Agent may designate, on demand, in lawful money as provided in clause (ii) below and in same day or immediately available funds not later than 11:00 a.m. (Tokyo time) on the date due.

                      (ii) Guarantor shall make all payments of the Guaranteed
               Obligations hereunder in the currency in which such Guaranteed Obligations are required to be paid by Borrower pursuant to the Borrower Loan Documents and shall make all other payments hereunder in Yen or Dollars, as Agent may specify; provided, however, that, if Agent shall request Guarantor to pay any amount hereunder which would otherwise be payable in another currency in the lawful currency of the United States, Guarantor shall pay to Agent the Dollar Equivalent of such amount.

                      (iii) If any sum due from Guarantor under this Guaranty or any other Borrower Loan Document to which Guarantor is a party or any order, judgment or award given or rendered in relation hereto or thereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or thereunder into another currency (the "second currency") for the purpose of
               (A) making or filing a claim or proof against Guarantor with any Governmental Authority, (B) obtaining an order or judgment in any court or other tribunal or (C) enforcing any order or judgment given or made in relation hereto, Guarantor shall, to the fullest extent permitted by law, indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (1) the rate of exchange used for such purpose to convert the amounts in question from the first currency into the second currency and (2) the rate or rates of exchange at which such Person may, using reasonable efforts in the ordinary course of business, purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of Guarantor distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such obligations.

                      (iv) If any amounts required to be paid by Guarantor under this Guaranty or any order, judgment or award given or rendered in relation hereto remain unpaid after such amounts are due, Guarantor shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to:

                             (A) In the case of amounts payable in Yen, the
                      Overnight Rate plus two percent (2.0%), such rate to change from time to time as the Overnight Rate shall change; or

                             (B) In the case of amounts payable in Dollars, the
                      Base Rate plus two percent (2.00%), such rate to change from time to time as the Base Rate shall change.

               (c) Expenses. Guarantor shall pay on demand (i) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent in connection with the preparation, execution and delivery of, and the exercise of its duties under, this Guaranty and the preparation, execution and delivery of amendments and waivers hereunder and (ii) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent and the Lenders in connection with the enforcement or attempted enforcement of this Guaranty or any of the Guaranteed Obligations or in preserving any of Agent's or the Lenders' rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Borrower Loan Documents or the Guaranteed Obligations or any bankruptcy or similar proceeding involving Guarantor, Borrower or any of their affiliates).

               (d) Waivers; Amendments. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Guarantor and Agent. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given. No failure or delay on Agent's or any Lender's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

               (e) Assignments. This Guaranty shall be binding upon and inure to the benefit of Agent, the Lenders and Guarantor and their respective successors and assigns; provided, however, that Guarantor may not assign or transfer any of its rights and obligations under this Guaranty without the prior written consent of Agent and the Lenders, and, provided, further, that Agent or any Lender may sell, assign and delegate their respective rights and obligations hereunder only as permitted by the Borrower Loan Agreement. All references in this Guaranty to any Person shall be deemed to include all permitted successors and assigns of such Person.

               (f) Cumulative Rights, etc. The rights, powers and remedies of Agent and the Lenders under this Guaranty shall be in addition to all rights, powers and remedies given to Agent and the Lenders by virtue of any applicable Governmental Rule, the Borrower Loan Agreement, any other Borrower Loan Document or any other agreement (including any other guaranty), all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Agent's or any Lender's rights hereunder.

               (g) Payments Free of Taxes, Etc. All payments made by Guarantor under this Guaranty shall be made by Guarantor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, Guarantor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Guaranty. If any taxes, levies, charges or other amounts are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all such amounts) any such amounts payable hereunder in the amounts specified in this Guaranty. Upon request by Agent or any Lender, Guarantor shall furnish evidence satisfactory to Agent or such Lender that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

               (h) Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

               (i)    Governing Law, Consent to Jurisdiction, Etc.

                      (i) This Guaranty shall be governed by and construed in
               accordance with the laws of the State of California without reference to conflicts of law rules.

                      (ii) Guarantor irrevocably submits to the non-exclusive
               jurisdiction of the courts of the State of California and the courts of the United States of America located in the Northern District of California and agrees that any legal action, suit or proceeding arising out of or relating to this Guaranty may be brought against such party in any such courts. Final judgment against Guarantor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Subparagraph 8(i) shall affect the right of Agent or any Lender to commence legal proceedings or otherwise sue Guarantor in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon Guarantor in any manner authorized by the laws of any such jurisdiction.

                      (iii) Guarantor irrevocably consents to service of process of summons, complaint and other legal process in any action, suit or proceeding arising out of or relating to this Guaranty being made out of the courts designated in clause (ii) above by mailing copies of the papers by registered United States air mail, postage prepaid, to Guarantor at its address specified in Subparagraph 8(a). In such a case, any serving party shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the served party. Service in the manner provided in this clause (iii) in any such action, suit or proceeding will be deemed personal service, will be accepted by the served party as such and will be valid and binding upon such party for all purposes of any such action, suit or proceeding.

               (j) Jury Trial. EACH OF GUARANTOR, THE LENDERS AND AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

                          [The signature page follows.]

        IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the day and year first above written.

                                   LAM RESEARCH CORPORATION

                                   By:
                                      ------------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                  SCHEDULE 3(g)

                                  SUBSIDIARIES



                                     3(q)-1

                                  SCHEDULE 5(a)

                              EXISTING INDEBTEDNESS



                                     5(a)-1

                                  SCHEDULE 5(b)

                                 EXISTING LIENS



                                     5(b)-1